Exhibit 99.1

Rock Creek Pharmaceuticals Expands The Board with the Appointment of

Two Independent Directors

Sarasota, Fl., August 06, 2014 /PRNewswire/ Rock Creek Pharmaceuticals, Inc., (NASDAQ: RCPI) announced that the Company has made two key independent appointments to the Company’s Board of Directors with the recent election of Ms. Lee M. Canaan, CFA and Mr. Edward J. McDonnell, MPH. as new directors.

Both Ms. Canaan and Mr. McDonnell have substantial expertise, experience and knowledge relevant to the Company’s mission and anticipated needs. Effective immediately, this brings the number of independent board members to five persons, for a total board composition of seven members, including the Company’s CEO and President,

Michael Mullan, MBBS, PhD, Chairman and CEO of Rock Creek Pharmaceuticals, said, “ Lee and Ed are uniquely accomplished and highly qualified individuals, who bring substantial skill sets and professional acumen from both a public and private company perspective. With Lee’s extensive experience with corporate finance and Ed’s deep experience on FDA and regulatory matters, they both will complement our current board and management. We are very proud and privileged to have them join us.”

Ms. Lee Musgrove Canaan brings twenty-five years of financial and public capital markets experience and thirty-five years of scientific and technical expertise to our board. She has working knowledge of both debt and equity markets as an institutional investor and a corporate finance professional and has served on the board of several publicly-traded companies. Currently Ms. Canaan is the portfolio manager of a private money management firm she founded in 2003. Prior to that, she was a fixed income analyst for the high yield debt team at AIM Management (part of the Invesco Family of funds) after making the transition from corporate finance professional in the treasury operations of ARCO, a Fortune 100 energy company. Ms. Canaan started her career as a geophysicist at AMOCO. She also has private market investment experience and was recognized by the U.S. Department of Energy as a financial and technical expert for the purposes of evaluating government investments in the renewable energy space.

Ms. Canaan has a B.S. in Geological Sciences from the University of Southern California, a Masters in Geophysics from the University of Texas at Austin, and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. She holds the Chartered Financial Analyst (CFA) designation. Ms. Canaan resides in Ann Arbor, MI.

Mr. Edward J. McDonnell, MPH has a long, distinguished career in both the private, public and government sector.  Most recently, Mr. McDonnell serves as President at Compliance Management Consulting, an independent consulting service, that provides expert advice, regulatory vulnerability assessments and compliance management know how to FDA regulated industries since 2000. Previously, Mr. McDonnell spent 5 years at Quintiles Consulting and Quintiles Quality Regulatory Alliance, (formerly BRI Quality Regulatory Alliance, where he was President and Chief Operating Officer), providing expert quality and regulatory services to the biomedical industry. Throughout this time Mr. McDonnell managed oversight of products, services, contracts, internal procedures, including U.S., European, and Pacific Rim requirements for GLP, GCP, GMP regulations and ISO 9000/Quality Systems Standards.

Mr. McDonnell’s government experience includes a twenty eight year career with the Food and Drug Administration (FDA). He spent the last seven years of his FDA career as Director of the New England District Office, where he provided executive direction to consumer protection and enforcement programs throughout the New England States and earned the FDA Award of merit for precedent enforcement actions. During his ten years as Director, Division of Compliance Programs at the FDA’s, Center for Devices and Radiological Health, he was responsible for the development and application of Good Manufacturing Regulations (GMPs) for the manufacture of medical devices and for the implementation of new medical device legislation. . McDonnell started his FDA career as a Food and Drug Inspector in the Boston District Office specializing in the inspection of drug and device manufacturers. At the conclusion of his FDA career he was awarded the FDA Distinguished Career Service Award

Mr. McDonnell earned a M.P.H., in Health Business Administration from the University of Michigan, School of Public Health, Ann Arbor,  MI and a B.A., in Biology from  Boston University, College of Liberal Arts, Boston, MA.  Mr. McDonnell resides in both Ormond Beach, FL. and Lowell, MA.

About Rock Creek Pharmaceuticals, Inc.:

Rock Creek Pharmaceuticals, Inc. is an emerging drug development company focused on the discovery, development and commercialization of new drugs, formulations and compounds that provide therapies for inflammatory conditions and behavioral health. Additionally, through its subsidiary RCP Development, the Company is engaged in the manufacturing and sale of nutraceutical dietary supplements designed to promote maintenance of a healthy metabolism and lifestyle.

For more information, visit: http://www.rockcreekpharma.com

CONTACT:

Ted Jenkins
Vice President, Corporate Strategy, Development, Investor Relations
Rock Creek Pharmaceuticals

(941) 251-0488
tjenkins@rockcreekpharma.com

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, including the continued development and market acceptance of our nutraceutical dietary supplements products, the effect of any competitive products, our ability to license and protect our intellectual property, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices and the outcome of the ongoing investigations as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 17, 2014 and our latest 10-Q Report filed on May 12, 2014. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.